                                                                EXHIBIT 1(b)

                   PRINCIPAL PRESERVATION PORTFOLIOS, INC.

                            ARTICLES SUPPLEMENTARY

        The Board of Directors of Principal Preservation Portfolios, Inc. ("Principal Preservation"), a corporation organized and existing under the laws of the State of Maryland, by Resolution unanimously adopted on January 19, 1996, has taken action to withdraw the designation of, and to discontinue, its two series known as the Balanced Portfolio and the Insured Tax-Exempt Portfolio. The shareholders of those two Portfolios, voting separately, approved such withdrawal and discontinuance at special meetings held on April 24, 1996. This action is to become effective as of May 1, 1996 or, if later, upon the filing and acceptance of these Articles Supplementary with and by the Maryland Department of Assessments and Taxation. By this action the presently designated series and, within certain series, classes of shares of Principal Preservation's Common Stock, par value $.001 par share, consist of the following:

        Series                                          No. of Shares
        ------                                          -------------

        Tax-Exempt Portfolio                             50 million
        Government Portfolio                             50 million
        Dividend Achievers Portfolio                     50 million
        S&P 100 Plus Portfolio                           50 million
        Wisconsin Tax-Exempt Portfolio                   50 million
        Select Value Portfolio                           50 million
        Cash Reserve Portfolio
          Class X Common Stock                          200 million
          Class Y Common Stock                          200 million


        This action does not alter the number of authorized shares of Principal Preservation, which consists of one billion shares, par value $0.001 per share.

        The Board of Directors has taken this action pursuant to the powers conferred upon it under Section 7.1 of Principal Preservation Portfolios, Inc.'s Articles of Incorporation and Sections 2.105(a)(9), 2.105(c) and 2.208 of the Maryland General Corporation Law, all subject to approval by the affected shareholders, which shareholder approval have been obtained.



                                PRINCIPAL PRESERVATION PORTFOLIOS, INC.


                                By:
                                    -----------------------------------
                                    R.D. Ziegler, President

                                Attest:

                                By:
                                     ----------------------------------
                                     S. Charles O'Meara, Secretary

STATE OF WISCONSIN    )
                      ) SS
COUNTY OF WASHINGTON  )


  On this 24th day of April, 1996, before me a Notary Public for the State and County set forth above, personally came R.D. Ziegler, as President of Principal Preservation Portfolios, Inc., and S. Charles O'Meara, as Secretary of Principal Preservation Portfolios, Inc., and in their said capacities each acknowledged the foregoing Articles Supplementary to be the act and deed of said corporation and further acknowledged that, to the best of their knowledge, the matters and facts set forth are true in all material respects under the penalties of perjury.

  IN WITNESS WHEREOF, I have signed below in my own hand and attached my official seal on the day and year set forth above.


[Notary Seal]
                                Notary Public
                                             ----------------------------
                                My Commission expires:
                                                      -------------------





                                     -2-